Exhibit 99.1

MARK MCDONOUGH TO ASSUME CEO ROLE AT COMBIMATRIX

Veteran Sales and Diagnostic Executive to Succeed R. Judd Jessup, Who Will Retire in March

IRVINE, California, February 22, 2013 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company performing DNA-based testing services for cancer and developmental disorders, today announced that Mark McDonough, currently the Company’s Chief Commercial Officer, will become Chief Executive Officer following the retirement of CEO R. Judd Jessup, who has announced his retirement, effective March 15, 2013.

McDonough, a resident of San Diego, came to CombiMatrix in 2012 with more than 15 years of experience in sales and business development with a specialty in diagnostics. McDonough previously worked for Fortune 500 companies (EMC and Lab Corp) as well as successful emerging companies (Ventana Medical Systems) and startups (Pathwork Diagnostics).

Jessup was named CEO in 2010 when CombiMatrix was in the midst of a transition phase from a manufacturing company to a diagnostics lab and services organization. Jessup recently refocused CombiMatrix’s commercial efforts on prenatal and pediatric testing in response to the growing demand for molecular diagnostic testing in those specialties. Part of that strategic and operational shift included the recruitment of McDonough last year to lead the Company’s commercial efforts.

“In his time at CombiMatrix, McDonough, (age 43), has been responsible for building a robust sales structure to accommodate the new strategic focus and effectively transitioning, equipping and training that team,” Jessup said.  “We brought Mark in to build and lead our sales team and he has done everything we expected and more. My role at Combimatrix was to lead during the transition to a pure-play diagnostics lab. With that transition complete, we have now refocused the organization on key markets where we are seeing rapid growth and Mark has led that execution over the past eight months.  I believe the Company is headed in the right direction, is building momentum and is in very capable hands.”

For four years before joining CombiMatrix last August, McDonough was Vice President, Sales, Customer Service and Training at Redwood City, CA-based Pathwork Diagnostics.  He grew sales each year in that role, served on the executive steering committee and was actively involved in all strategic commercial initiatives.

“This is a tremendous opportunity for me to lead a Company that we believe is well-positioned with a broad opportunity for success,” McDonough said. “We have a focused strategy and are building a talented, experienced sales and marketing team. At this point, it’s all about execution in the coming periods and continuing to ramp the prenatal testing business. If we continue to execute as we have in recent months, we believe CombiMatrix will gain more market share, capitalize on markets that are now trending in our direction and, importantly, grow shareholder value.”

Prior to Pathwork, from 2002-2008, McDonough worked for Irvine, CA-based USLabs/Dianon (when USLabs was acquired by LabCorp) and ultimately became Vice President of Sales. During his time there, he led a 56-member sales team, led various sales and marketing initiatives and helped drive a turnaround effort during a management overhaul.

McDonough received a Bachelor’s Degree in Finance from Miami University in Oxford, Ohio.

About CombiMatrix Corporation

CombiMatrix Corporation, through its wholly owned subsidiary, CombiMatrix Molecular Diagnostics, Inc. (CMDX), is a molecular diagnostics laboratory which offers DNA-based testing services to the prenatal, pediatric and oncology markets.  The Company performs genetic testing utilizing Microarray, FISH, PCR and G-Band Chromosome Analysis.  CMDX offers prenatal and pediatric testing services for the detection of abnormalities of genes at the DNA level beyond what can be identified through traditional technologies.  CMDX was also the first commercial clinical laboratory in the United States to make comprehensive DNA-based genomic analysis of solid tumors, including breast, colon, lung, prostate and brain tumors, available to oncology patients and medical professionals.  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, momentum of our pre-natal and pediatric businesses, test menu expansion, services and reports development and attracting greater prenatal genetic screening business.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to: our ability to gain more market share, capitalize on markets and grow shareholder value; our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests in both of our primary markets, develop and introduce new tests and related reports, optimize the reimbursements received for our testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in both developmental medicine and oncology; lack of growth in the developmental markets; our ability to attract and retain a qualified sales force; rapid technological change in our markets; changes in demand for our future products; the ability of microarray technology to become the standard of care; legislative, regulatory and competitive developments; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Relations Contact:
R. Judd Jessup	John Baldissera
President & CEO, CombiMatrix Corporation	BPC Financial Marketing
Tel (949) 753-0624	Tel (800) 368-1217

Media Contact:
Len Hall
VP, Media Relations
Allen & Caron
Tel (949) 474-4300
len@allencaron.com